Exhibit 99.2

Kevin:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2023 third quarter earnings call. My name is Kevin Karas, the company’s CFO, and joining me on the call today is Linda Stacy, our Vice President of Finance.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call. Linda.

Linda:

Thank you, Kevin.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Kevin.

Kevin:

Thanks, Linda, and again, welcome everyone.

This quarter was a good start on our plan to accelerate revenue growth and expand margins over the coming quarters. We have seen sales and margin improving sequentially the past two quarters with only partial implementation of the plan. I will cover three topics to set the stage for where we are headed before Linda covers the financial metrics.

First, new sales. NRC Health is a leader in helping healthcare providers improve their patient experience on an individualized basis, using decades of benchmarking and our unique ability to translate data into actionable advice. Our Human Understanding Program, released in the second quarter of 2022, has become widely accepted in the market, with 91 healthcare provider systems adopting HU, 18% of which were from new logos. Contract value growth for Human Understanding Program adoption by existing clients is averaging 13%, which is in line with results from the successful rollout of our Real-time solution several years ago. These results were without the benefit of a fully developed sales force.

To capitalize on growing demand, we have increased the size of our sales force by 19% since the beginning of the year and expect to continue to add experienced personnel in this area. The expansion of sales and marketing resources has been successful in building our sales pipeline and producing two consecutive quarters of double-digit sales growth compared to the prior year. We expect to see the results of these efforts in revenue and TRCV in future periods.

Second, margin expansion. While increasing our sales force, we reduced the number of non-sales personnel. On a net basis, we have decreased the full-time equivalent number of associates by 11% at the end of the third quarter 2023 compared to the end of third quarter 2022. Most of the decrease occurred during the third quarter of 2023, and the related cost reduction has not yet been fully reflected. We expect to see the results of these efforts in revenue per associate and operating margin in future periods.

Third, we are highly cognizant of our clients’ desire for solutions across multiple patient, customer, and employee experiences. With our continued product development and partner alliances, we are expanding our product offerings to take advantage of a much larger existing total addressable market while gaining market share in our core patient experience market.

With that, let me turn the call back over to Linda to review our financial performance and then open the call to your questions.

Linda

Thank you, Kevin.

Revenue for the third quarter 2023 increased slightly compared to the third quarter of 2022.

We ended the quarter with $144.3 million in TRCV. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end.

Operating income decreased by 10% for the third quarter of 2023 compared to the third quarter of 2022, primarily due to growth in certain costs exceeding revenue growth. Increased investments were made in marketing expenses of $343,000 to expand brand recognition and support sales development and additional cyber security and other software services of $292,000. In addition, we incurred $661,000 of expense in non-recurring state tax incentive adjustments.

The effective tax rate in the third quarter of 2023 was 22% compared to 23% in 2022, primarily due to lower state income taxes of $313,000 partially offset by decreased tax benefits of $138,000 from the exercise of share-based compensation awards.

Operating margin grew by 0.3% over the second quarter of 2023 due to revenue growth outpacing operating expense growth. The workforce reductions and other cost alignment changes implemented during the quarter will enable continued margin improvement in future quarters.

The Company remains well positioned to execute the entire range of capital allocation alternatives, including funding innovation and growth investments, shareholder dividends and share repurchases. At September 30, 2023, the Company had approximately $20 million in net debt and $25 million available on the line of credit after funding $3.7 million for innovation and growth, $27.5 million for dividend payments, and $310,000 for share repurchases in the third quarter.

That concludes my comments for this morning. I’ll now turn the call back to Kevin.

Kevin

Thank you, Linda.

This completes our prepared remarks, so operator I will now ask you to open the call to any questions.

Closing Statement – Kevin

Thank you for your time today. We look forward to sharing our results again next quarter.

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